Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated March 11, 2009
Registration No. 333-157824
March 11, 2009

To:	Plan Participants in the Marathon Oil Corporation Dividend Reinvestment and Direct Stock Purchase Plan

Re:	Plan Reinstatement
Ladies and Gentlemen:
Thank you for your participation in the Marathon Oil Corporation Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”). In November 2008, we notified you that the Plan had been temporarily suspended. This letter is to notify you that we have reinstituted the Plan, as amended and restated, effective March 10, 2009. No action is required from you unless you wish to change your elections. If you wish to change your participation or have other questions regarding this notice, please contact the plan administrator, National City Bank, at 1-888-843-5542. Unless you change your elections or we otherwise notify you, automatic monthly bank withdrawals will begin in April 2009, and cash investments will be accepted starting April 1, 2009.
For dividends payable on March 10, 2009 to holders of record on February 18, 2009, you will receive a check in lieu of your dividends being reinvested pursuant to the terms of the Plan. We expect our second quarter 2009 dividend, if and when declared, will be eligible for reinvestment under the Plan.
The Plan prospectus is enclosed and we encourage you to read it carefully, including the risks described under “Risk Factors.”
If you have other comments or suggestions, please contact our Investor Relations Department at 1-866-984-7755.
Very truly yours,

/s/ Janet F. Clark
Janet F. Clark
Executive Vice President and Chief Financial Officer
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 1-888-843-5542.